Exhibit 10.1

TEAMING AGREEMENT

THIS TEAMING AGREEMENT ("Agreement") is made and effective as of the ____day of February, 2012, by and among Covanta Energy Corporation, a Delaware corporation having its principal place of business at 445 South Street, Morristown, New Jersey 07960 (“Covanta”), RAFAEL Advanced Defense Systems LTD., an Israeli corporation having its principal place of business at POB 2250, Haifa 31021, Israel (RAFAEL and its related affiliates should be considered: “RAFAEL”) and Global Energy, Inc. a Nevada corporation having its principal place of business at Gama Building, 5th Floor, Ramat Gan 52681, Israel (“Global”).  Covanta, RAFAEL, and Global shall hereinafter also be referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, RAFAEL and Covanta intend to submit a Proposal (the "Proposal”) to the Israel-U.S. Binational Industrial Research and Development Foundation ("BIRD") for purposes of obtaining  a grant (the “Grant”)  to develop a mobile reactor for biomass fuel (the “KDV Mobile Unit”), which is to be based on the KDV 150 technology for converting waste into diesel fuel (the “KDV Technology”).

WHEREAS, Covanta possesses expertise and experience in designing, building and operating infrastructure and equipment that can convert waste into energy, and has certain license rights to develop, design, manufacture, sell, and use the KDV Technology.

WHEREAS, RAFAEL possesses expertise and experience in the scientific research and development of technologies designed to advance Israel’s security interests, and in the production and commercialization of such technologies for international sale.

WHEREAS, Global possesses KDV Technology rights and sales and marketing capabilities, which will contribute to the successful commercialization of the KDV Technology by providing complementary access and penetration to various international markets,

WHEREAS, the Parties desire to bring together their collective expertise and resources, and will participate exclusively with each other in the preparation and submission of the Proposal and the ultimate commercialization of the KDV Mobile Unit.

NOW THEREFORE, in consideration of the terms, covenants, conditions, and provisions contained herein, and/or attached hereto and made a part hereof and for the material promises exchanged between the parties, the parties here agree as follows:

1.	GENERAL PRINCIPALS OF THE PROPOSAL SUBMISSION

1.1.
The Parties agree to cooperate and collaborate to prepare the Proposal on a confidential, timely, orderly, and exclusive basis.  The Parties agree to consult with each other in the preparation of all materials for the Proposal.  Neither the Proposal nor any other materials shall be submitted to BIRD without the knowledge, review, and approval of the Working Group as defined below.

1.2.	The Parties agree to involve each other in all communications, contacts and negotiations with BIRD pertaining to the Proposal, the Grant, and/or the development of the KDV Mobile Unit.

1.3.
Each Party shall provide appropriate and high quality personnel to pursue the Proposal and the development activities set forth in this Agreement and shall make available to the Working Group as defined below upon request the credentials for such personnel.

1.4.	The Parties agree that RAFAEL and Covanta shall be named as prime contractors in the Proposal.

1.5.	Each Party will bear its own expenses, risks and liabilities in connection with the preparation and submission of the Proposal.

1.6
The Grant will be shared between the Parties according to the ratio of their expenses in the planned project as presented in the application form attached herein as Annex A. Global will be responsible for paying to BIRD any royalties relating to the sales recorded by Covanta with respect the KDV mobile unit. Rafael and Global will be equally responsible for paying (either directly or through a mutual JV between Global and Rafael) all other royalties to BIRD up to a total repayment of the Grant with respect the KDV mobile unit.

1.7
Upon the award of a Grant, the Parties agree to negotiate in good faith and proceed in a timely manner to execute an acceptable and mutually agreeable project funding agreement with BIRD (the “Project Funding Agreement”).

1.8
The Parties agree that the teaming arrangement described herein will be on an exclusive basis and neither party shall directly or indirectly participate in or contribute to proposals for competing grants offered by BIRD in the year 2011.

2.	WORK SHARE AND COST SHARING

2.1.	The Parties intend that the overarching responsibilities for developing the KDV Mobile Unit shall be allocated among the Parties as follows :

2.1.1                    Covanta will provide to RAFAEL engineering, manufacturing, construction, and operations input based on its development of a large KDV 500 commercial demonstration plant including preliminary design drawings for in use in downsizing the process to the mobile KDV 150 scale.

2.1.2                    RAFAEL will be responsible for engineering and systems integration for the KDV Mobile Unit, including research and development to downsize the friction turbine; analyze the KDV 150 performance to various feedstocks, treat air, water, and solid residual byproducts. RAFAEL will prepare production files.

2.1.3                    Based upon RAFAEL's production drawings and specifications, Covanta will purchase subsystems, components and materials and ship them to RAFAEL's premises for the assembly of the KDV Mobile Unit. RAFAEL will have the right to specify who the suppliers should be. In case Rafael specifies the supplier, Covanta may accept such supplier or suggest an alternative supplier offering an equivalent or superior product.  In any case, the final decision on selecting a supplier shall be mutually agreed by RAFAEL and Covanta. In case of a discrepancy between the Parties, RAFAEL will ultimately be responsible for choosing the suppliers, managing the suppliers and the quality assurance processes.

2.1.4                    RAFAEL will also take responsibility for the production, assembly, and performance of the KDV Mobile Unit, which must be mobile, robust, and low maintenance for service in remote areas. RAFAEL shall make best efforts to improve the final quality of diesel output, as necessary.

RAFAEL will make available to Covanta detailed engineering and manufacturing drawings for the KDV Mobile Unit, all subsystems and components comprising the KDV Mobile Unit, and all improvements stemming therefrom including operation data.

2.1.5                    Parties will enable full data sharing of information according to the NDA attached hereto as Annex B.

2.2.	Following the award of the Grant, budgeted costs will be divided amongst the Parties according to the table attached hereto as Annex C.

2.3.
Promptly following the execution and delivery of this Agreement, the Parties will each appoint one (1) representative to a working group (the “Working Group").  The Working Group shall determine or delegate all decisions to be made by the Parties in respect of the submission of the Proposal and the development of the KDV Mobile Unit.  Unless otherwise provided in this Agreement, no Party, nor its representatives, shall have the right to act for, on behalf of, or otherwise bind, the other Party.

3.	MARKETING RIGHTS

With respect to commercial sales of the KDV Mobile Unit, and subject always to the rights and limitations of any existing licensing agreements for the KDV Technology, the Parties agree to allocate market activities as follows:

3.1.
Covanta will have the marketing rights for the KDV Mobile Unit in the United States, the United Kingdom, Ireland, and North and South Americas (the "Territories").as specified in the agreement between Covanta and AlphaKat GmbH dated March 11, 2010, and subject to all agreements between Global and Covanta.

3.2.
RAFAEL, subject to signing definitive agreements for granting certain rights  (the "Definitive Agreements"), will be responsible for marketing in areas as shall be defined in the Definitive Agreements outside the Territories.

4.	MANUFACTURING RIGHTS

4.1.
Each Party will have the right to manufacture the KDV Mobile Unit (including the reactor) for sale in the areas as described in section 3 above, subject to rights granted previously and from time to time..

5.	RELATIONSHIP OF THE PARTIES

5.1.
The Parties shall act as independent contractors, and no Party shall act as agent for, or partner of, any of the others, nor be authorized to incur any liability or to represent or make commitments on behalf of any of the others (except as provided herein), and the employees of one shall not be deemed the employees of any other.

5.2.
Nothing in this Agreement shall be deemed to constitute, create, give effect to otherwise recognize a joint venture, partnership or formal business entity of any kind, and the rights and obligations of the Parties shall be limited to those expressly set forth herein.  No Party shall have any liability or obligation to any other except as expressly provided herein.

5.3.	The Parties agree that, during the term of this Agreement, they shall not directly solicit or recruit the employees of any other Party whom are associated with the performance of this Agreement.

6.	TERM AND TERMINATION

This Agreement shall come into effect at the Effective Date and shall expire, along with all rights and duties hereunder (except those rights and duties in Section 2.2, Article 7 (Proprietary Information), Article 8 (Intellectual Property), Article 10 (Disputes), and Article 12 (Limitation of Liability), which shall survive termination) upon a Party’s serving a notice of termination to the other Parties hereto following the occurrence of any of the following circumstances, provided that only a non-breaching Party shall have the right to serve a notice of termination in connection with 6.4:

6.1	Upon notice from BIRD that the Grant will not be awarded to the Parties;

6.2	Upon Mutual agreement of the Parties;

6.3	Upon the decision of one Party not to sign the Project Funding Agreement, if offered, for any reason;

6.4	If a Party is in material breach of the terms of this Agreement, and does not rectify such breach within thirty (30) days of receiving written notification of such breach from the non-breaching Party;

6.5	Upon termination of the Project Funding Agreement;

6.6	Following the execution of the Project Funding Agreement, upon notice from Bird that the Grant will be revoked pursuant to the terms of the Funding Agreement.

For avoidance of doubt, rights and duties with respect to marketing rights and manufacturing rights mentioned in articles 3 and 4, respectively shall remain valid, and may be enforced beyond the termination of this Agreement for any reason.

7.	PROPRIETARY INFORMATION

7.1
Preparation and submission of the Proposal, including the conduct of negotiations, may require the exchange of data and information considered proprietary to the Parties.  To the extent that such data or information is so identified by the disclosing Party at the time of exchange, the receiving Party agrees to hold such proprietary data and information in the strictest confidence for a period of three (3) years from the date of this Agreement, and further agrees that, within that period of time, it will not use any such proprietary data or information except in connection with this Proposal, and will not disclose any such proprietary data or information to any third party (except to BIRD as necessary in connection with the above Proposal and marked with appropriate proprietary data restrictions) unless authorized in writing by the Party originally furnishing such data or information.

7.2
The provisions of this Article 7 shall not apply to data or information in the public domain at the time it was disclosed, or known to the Party receiving it at the time of disclosure, or which becomes known to the receiving Party independently of the disclosing Party without breach of this Agreement, or which is independently developed by the receiving Party or to any disclosure which is required to be made by applicable laws, rules or regulations.

7.3
The standard of care imposed on the receiving Party for such proprietary data or information will consist of at least the same level of effort it employs to avoid unauthorized use, disclosure or dissemination of its own proprietary matters of similar value and sensitivity.

7.4
Notwithstanding the foregoing, it is expressly agreed that all information concerning the Proposal, whether or not otherwise confidential or proprietary, including without limitation commercial or contract terms, cost and pricing information, personnel assignments, or construction or other methods of work, shall be kept in strictest confidence until the Grant award is made.  No information whether otherwise confidential or proprietary, which is obtained from a Party pursuant to this Agreement shall be disclosed or used by any other in any form or manner in separately pursuing the Grant.

7.5
Other than a limited right to use consistent with the intent and purposes of this Agreement, no right or license under any trademark, trade secret, patent or copyright is either granted or implied by the transmittal of any proprietary matter to the receiving Party.  Notwithstanding termination of this Agreement, the receiving Party shall abide by any continuing limitations applicable under pertinent trademark, patent, trade secret or copyright laws.

8.	INTELLECTUAL PROPERTY

8.1
All intellectual property rights owned or acquired by either Party in the ordinary course of business (whether developed prior or during the term of this Agreement) and not specifically in connection with the development of the KDV Mobile Unit will remain the sole property of that Party

8.3	Covanta will grant RAFAEL right and license to use all technologies related to the KDV system that may be relevant to the KDV Mobile Unit.

8.4
“Intellectual Property” as defined herein pertains specifically and exclusively to the KDV  Mobile Unit and shall include all the following:  (i) technical information (i.e. production files, specifications, drawings and designs); (ii) discoveries, improvements, inventions (whether or not patentable); (iii)  patents, patent applications, patent disclosures, and any other patentable subject matter; (iv) copyrights, applications to register copyrights, works of authorship and any other copyrightable works; (v) computer software (including source code, executable code, databases, data and related documentation); (vi) trade secrets and know-how; and (vii) all improvements or modifications to any of the foregoing.

8.5
During the Bird Project, any new Intellectual Property created in connection with the development of the KDV Mobile Unit shall, subject to any agreements with BIRD and any existing license agreements for the KDV Technology, be considered the joint property of RAFAEL and Covanta  and each party will be permitted to use such joint property without a prior consent of the other Party (“Joint Intellectual Property”).

8.6	Any Intellectual Property developed by any Party following the BIRD project will be owned by the developer Party and will not constitute Joint Intellectual Property.

9.	PROCUREMENT AND MAINTENANCE OF IP

Expenses and procedures for seeking and maintaining protection such as patents, designs, or copyrights for Joint Intellectual Property, shall be mutually agreed in good faith by the Parties prior to incurring the expenses.

The parties are free to make a working arrangement as to who maintains the Joint Intellectual Property and, where and how the Joint Intellectual Property is maintained.

10.	RESOLUTION OF DISPUTES

This Agreement shall be exclusively governed by the laws of England, without reference to conflict of laws principles. Without derogating from the Party's right to seek injunctive relief in any jurisdiction it may deem proper, both parties agree that all disputes between the Parties in connection with or arising out of the existence, validity, construction, performance and termination of this Agreement (or any terms thereof), which the Parties are unable to amicably resolve between themselves within 30 days, shall be referred to arbitration in London in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one arbitrator appointed in accordance with the said rules. Said arbitration shall be conducted in English and the arbitrator shall be obligated to reason his decisions.

The security regulations of the parties shall apply to any arbitration.  The arbitration decision shall be final and binding on the parties.  Each party shall be responsible for its own costs incurred in connection with the arbitration, except that the costs and fees of the arbitrator shall be borne by the parties in accordance with the decision of the arbitrator in connection therewith.

11.	SCOPE OF AGREEMENT

This Agreement shall relate only to the Proposal specified herein and nothing herein shall be deemed to:

•	Confer any right or impose any obligation or restriction on any Party with respect to any other program effort or marketing activity at any time undertaken by any Party hereto; or

•	Limit the rights of any Party to promote, market, sell, lease, license or otherwise dispose of its products or services.

12.	LIABILITIES

Each Party shall bear the respective costs, risks and liabilities incurred by it as the result of fulfilling their obligations and efforts under this Teaming Agreement.

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR CONSEQUENTIAL, INCIDENTAL, OR SPECIAL (INCLUDING MULTIPLE OR PUNITIVE) DAMAGES OR ANY DAMAGE DEEMED TO BE OF AN INDIRECT OR CONSEQUENTIAL NATURE ARISING UNDER THIS AGREEMENT.

13.	INTERNAL APPROVALS

The Parties agree that, prior to the execution of the Project Funding Agreement, each Party shall provide to the other Parties hereto a written certification from a senior officer or director that it has all internal authorizations necessary to perform, as applicable, all of its obligations under the Project Funding Agreement, including without limitation, any board of directors’ approval, which is required for Global..

14.	ANTICORRUPTION PROVISION

Each Party represents and warrants to, and covenants and agrees with each other Party that:

14.1
In connection with its performance of this Agreement and with the sale of any goods or services in connection with the Program, the Party has not, directly or indirectly, offered, paid, promised to pay or authorized the payment of any money or gift, or offered, promised to give, or authorized the giving of anything of value to, and will not, directly or indirectly, offer, pay, promise to pay or authorize the payment of any money or gift, or offer, promise to give, or authorize the giving of  anything of value to:

14.1.1
any Customer official, any political party or official thereof, or any candidate for political office (each such official, political party or official thereof, or candidate or person being herein called a “Restricted Person”);

14.1.2
any person while knowing or being aware of a high probability that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any such  Restricted Person;

14.1.3	any officer, director, shareholder, employee or agent of any Customer, for the purpose of:

(a)
influencing any act or decision of such Restricted Person or officer, director, shareholder, employee or agent of any Customer in his or its official capacity, or inducing such Restricted Person, or officer, director, shareholder, employee or agency of any Customer to do or omit to do any act in violation of the lawful duty of such Restricted Person or officer, director, shareholder, employee or agency of any Customer;

(b)
inducing such Restricted Person or officer, director, shareholder, employee or agent of any Customer to use his or its influence with any Customer or instrumentality thereof or any Customer to affect or influence any act or decision of such Customer or instrumentality or Customer; in order to assist either Party hereto in obtaining or retaining business for or with, or directing business to, any person.

14.2
None of such Party’s officers, directors, shareholders, employees and agents is a Restricted Person.  Neither the Parties nor any of its shareholders, directors, officers, employees or agents has performed or will perform any act which would constitute a violation of the Israeli Penal Law-1977, the U.S. Foreign Corrupt Practices Act (FCPA, P.L.95-213) or any applicable anticorruption laws (the "Relevant Anticorruption Laws") or which would cause either party hereto to be in violation of the Relevant Anticorruption Laws.

14.3
No Restricted Person has a right to share directly or indirectly in the proceeds of any sales contract obtained pursuant to this Agreement.  All payments under any related subcontract will be paid solely by check or bank transfer to the applicable Party, no payment will be made hereunder in cash or bearer instrument; no payment will be made hereunder to any person other than the Party; and no payment will be made to the applicable Party under this Agreement other than payment under the contracts or subcontracts in accordance with the terms hereof.  The payments made hereunder have not been used, and will not be used, for any activity or purpose that would violate the Relevant Anticorruption Laws or that might expose either Party to liability under the Relevant Anticorruption Laws.

15.	PUBLICITY AND NEWS RELEASE

Any news release, public announcement, advertisement or publicity proposed to be released by any Party concerning the Proposal, the Grant or the activities in connection with this Agreement shall be subject to the approval of the other Parties prior to release, which approval shall not be unreasonably withheld, and subject to each party obligations and orders according to laws

16.	REPRESENTATIONS

16.1.
Each Party represents and warrants to the other that it is a corporation duly organized and validly existing in the state and/or country indicated in this Agreement and is or duly licensed, qualified and in good standing under the laws of all such state or country in order to conduct the business covered by the Proposal and this Agreement.

16.2.
Each Party represents that it has full corporate power and authority and financial resources to enter into this Agreement and to do all things necessary for the performance of the contract contemplated herein.

16.3.	Each Party represents that its performance of its obligations under this Agreement will not:

16.3.1.	violate any law, rule, regulation, order, decree or permit which is applicable to it;

16.3.2.	violate its organizational documents or any agreement to which it is a party; or

16.3.3.	to its knowledge conflict with or violate any other agreement which relates to the licensing of the KDV Technology.

16.4.
The execution, delivery and performance of this Agreement by RAFAEL may require consent of, notice of, or action by the Israeli governmental authority which consent, notice or action has not yet been made, given or otherwise accomplished.

17.	ENTIRE AGREEMENT

This Agreement constitutes the entire understanding and agreement of and between the Parties with respect to the subject matter hereof and supersedes all prior representations and agreements, verbal or written.  It shall not be varied, except by written addendum of subsequent date, duly executed by authorized representatives of all Parties.  Paragraph headings herein are for convenience only and shall not limit in any way the scope of interpretation of any provision to this Agreement.

18.	NOTICES

All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt), (ii) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Covanta:

Covanta Energy Corporation
c/o Covanta Holding Corporation
445 South Street
Morristown, NJ  07960, USA
Attention:   General Counsel
Facsimile:   +1-862-345-5140

RAFAEL:

RAFAEL Advanced Defense Systems LTD
POB 2250
Haifa 31021, Israel
Attention:  Dr. Benejamin
Facsimile:  +972-4-8792629

Global:

Global Energy, Inc.
Moshe Aviv Tower, 38th Floor
Ramat Gan 52520, Israel
Attention:  Asi Shalgi
Facsimile:  +972-77-202-5445

19.	COUNTERPARTS AND FACSIMILE SIGNATURES

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  Any such document may be executed by facsimile signature.

20.	NO WAIVER; REMEDIES CUMULATIVE

No failure or delay on the part of either Party in exercising any right, power or privilege hereunder and no course of dealing between the Parties shall operate as waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein expressly provided are cumulative and not exclusive of any other rights or remedies which either Party would otherwise have.

21.	EFFECTIVE DATE

This Agreement shall become effective and binding upon the last date of signature by all of the Parties of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have duly executed this document as of the date first written above.

Covanta	RAFAEL

By: /s/ Tom Koltis	By: /s/ David Vaish, Yedida Yaari

Name: Tom Koltis	Name: David Vaish, Yedida Yaari

Title: Vice President	Title: Executive Vice President (CFO), President and CEO

Global

By: /s/ Asi Shalgi

Name: Asi Shalgi

Title: CEO

Annex A

Annex B

[NDA]

Annex C

	Budgeted Cost	Cost Allocated to BIRD	BIRD Grant	Transactions Between Parties	Net Contribution
Covanta (a,b)	0.6M$	0.6	- 0.3	-0.3	0M$
Rafael	2.1M$	1.2	- 0.6	0.3	1.8M$
Global (c)	0.3M$				0.3M$

(a)
Covanta’s project-related expenses are estimated not to exceed $0.6M$ . The Project-related expenses will be reimbursed by RAFAEL and BIRDF as set forth in the table above; provided that RAFAEL will reimburse Covanta for any Project-relate expenses that are not otherwise reimbursed by BIRDF. Covanta will provide supporting cost information for project-related expenses to RAFAEL and BIRDF.  at their request. If Covanta’s project-related purchases are less than $0.6M, then the reimbursement payments from RAFAEL and BIRDF will be adjusted accordingly.

(b)	RAFAEL acknowledges and represents that any project-related task that RAFAEL asks Covanta to perform will be preapproved by BIRDF.